PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED SEPTEMBER 10, 1997)

                                  $250,000,000

                                 HONEYWELL INC.

                      6 5/8% DEBENTURES DUE JUNE 15, 2028

    Interest on the 6 5/8% Debentures due June 15, 2028 (the "Debentures") is payable on June 15 and December 15 of each year, commencing December 15, 1998. The Debentures are not redeemable prior to maturity and will not be subject to any sinking fund.

    The Debentures will be represented by global securities registered in the name of a nominee of The Depository Trust Company (the "Depositary"). Beneficial interests in the Debentures will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary (with respect to participants' interests) and its participants. The Debentures will be issued only in denominations of $1,000 and integral multiples thereof. Except as described herein, Debentures in definitive form will not be issued. See "Description of Debentures--Book-Entry Procedures."

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO
                  WHICH IT RELATES. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                                                    INITIAL PUBLIC        UNDERWRITING          PROCEEDS TO
                                                  OFFERING PRICE (1)      DISCOUNT (2)        COMPANY (1)(3)
Per Debenture...................................        99.831%              0.875%               98.956%
Total...........................................     $249,577,500          $2,187,500          $247,390,000

---------
(1) Plus accrued interest, if any, from June 15, 1998.
(2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.
(3) Before deducting estimated expenses of $100,000 payable by the Company.

                            ------------------------

    The Debentures offered by this Prospectus Supplement are offered by the Underwriters subject to prior sale, withdrawal, cancellation or modification of the offer without notice, to delivery to and acceptance by the Underwriters and to certain further conditions. It is expected that the Debentures will be delivered in book-entry form through the facilities of The Depository Trust Company in New York, New York, on or about June 15, 1998, against payment therefor in immediately available funds.

BEAR, STEARNS & CO. INC.

              CHASE SECURITIES INC.

                             GOLDMAN, SACHS & CO.

                                            J.P. MORGAN & CO.

            THE DATE OF THIS PROSPECTUS SUPPLEMENT IS JUNE 10, 1998

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE DEBENTURES. SPECIFICALLY, THE UNDERWRITERS MAY OVERALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR, AND PURCHASE, THE DEBENTURES IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                                USE OF PROCEEDS

    The net proceeds to be received by the Company from the issuance of the Debentures offered hereby, estimated to be approximately $247.3 million (after deducting the underwriting discount and estimated offering expenses), are expected to be used to reduce outstanding commercial paper. On June 9, 1998, the Company had approximately $465 million of commercial paper outstanding, with a weighted average maturity of 3 days and having a weighted average interest rate of approximately 5.52% per annum. Pending such application, all or a portion of the net proceeds will be invested in short-term money market instruments.

                       RATIO OF EARNINGS TO FIXED CHARGES

                                                                                            YEARS ENDED DECEMBER 31,
                                                                       APRIL 5,    ------------------------------------------
                                                                         1998        1997       1996       1995       1994
                                                                      -----------  ---------  ---------  ---------  ---------
Ratios of earnings to fixed charges.................................        4.70        5.60       5.51       4.77       3.96


                                                                        1993
                                                                      ---------
Ratios of earnings to fixed charges.................................       5.11

    For the purpose of computing the ratios of earnings to fixed charges, earnings consist of income before income taxes, plus fixed charges, plus a proportional share of income or loss before income taxes of 50 percent owned companies, less equity in undistributed earnings of companies owned less than 50 percent. Fixed charges consist of interest on all indebtedness, amortization of debt expense and that portion of rental expense deemed to be representative of interest.

                           DESCRIPTION OF DEBENTURES

    THE FOLLOWING DESCRIPTION OF THE PARTICULAR TERMS OF THE DEBENTURES OFFERED HEREBY (REFERRED TO IN THE ACCOMPANYING PROSPECTUS AS THE "DEBT SECURITIES") SUPPLEMENTS, AND TO THE EXTENT INCONSISTENT THEREWITH REPLACES, THE DESCRIPTION OF THE GENERAL TERMS AND PROVISIONS OF THE DEBT SECURITIES SET FORTH IN THE ACCOMPANYING PROSPECTUS, TO WHICH DESCRIPTION REFERENCE IS HEREBY MADE. CAPITALIZED TERMS NOT DEFINED HEREIN HAVE THE MEANINGS ASSIGNED TO SUCH TERMS IN THE PROSPECTUS.

GENERAL

    The Debentures offered hereby will be limited to $250,000,000 aggregate principal amount and will mature on June 15, 2028. The Debentures are not entitled to a sinking fund. Interest at the applicable annual rate set forth on the cover page of this Prospectus Supplement will be payable semiannually on June 15 and December 15, commencing December 15, 1998, to the persons in whose names the Debentures are registered at the close of business on June 1 or December 1, as the case may be, preceding such interest payment date. Interest on the Debentures will accrue from June 15, 1998 or from the most recent interest payment date to which interest has been paid or provided for to, but excluding, the next interest payment date. The Debentures constitute a separate series of Debt Securities under the Indenture described in the Prospectus and will be issued in denominations of $1,000 and integral multiples thereof.

    The Debentures will be unsecured and will rank on a parity with each other and with all other unsecured and unsubordinated indebtedness of the Company.

    The Debentures may not be redeemed prior to maturity.

    The provisions described in the Prospectus under "Description of Debt Securities and Guarantee-- Defeasance Provisions" will be applicable to the Debentures.

BOOK-ENTRY PROCEDURES

    The Debentures will be issued in the form of one or more fully registered Global Securities (the "Global Securities"), which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the "Depositary") and registered in the name of the Depositary's nominee. Except as set forth below, the Global Securities may be transferred, in whole or in part, only to another nominee of the Depositary or to a successor of the Depositary or its nominee.

    The Depositary has advised the Company and the Underwriters as follows: The Depositary is a limited-purpose trust company that was created to hold securities for its participating organizations (the "Participants") and to facilitate the clearance and settlement of securities transactions between Participants in such securities through electronic book-entry changes in accounts of its Participants. Participants include securities brokers and dealers (including certain of the Underwriters), banks (including the Trustee) and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("indirect participants"). Persons who are not Participants may beneficially own securities held by the Depositary only through Participants or indirect participants.

    Pursuant to procedures established by the Depositary, (i) upon issuance of the Debentures by the Company, the Depositary will credit the accounts of Participants designated by the Underwriters with the principal amounts of the Debentures purchased by the Underwriters, and (ii) ownership of beneficial interests in the Global Securities will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary (with respect to the Participants' interests), the Participants and the indirect participants. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in the Global Securities is limited to such extent.

    So long as a nominee of the Depositary is the registered owner of the Global Securities, such nominee for all purposes will be considered the sole owner or holder of the corresponding Debentures under the Indenture. Except as provided below, owners of beneficial interests in the Global Securities will not be entitled to have Debentures registered in their names, will not receive or be entitled to receive physical delivery of Debentures in definitive form, and will not be considered the owners or holders thereof under the Indenture.

    The Trustee, any Paying Agent and the Security Registrar will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Securities, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    Principal and interest payments on the Debentures registered in the name of the Depositary's nominee will be made by the Trustee to the Depositary's nominee as the registered owner of the Global Securities. Under the terms of the Indenture, the Company and the Trustee will treat the persons in whose names the Debentures are registered as the owners of such Debentures for the purpose of receiving payment of principal and interest on the Debentures and for all other purposes whatsoever. Therefore, neither the Company, the Trustee nor any Paying Agent has any direct responsibility or liability for the payment of principal or interest on the Debentures to owners of beneficial interests in the Global Securities. The Depositary has advised the Company and the Trustee that its present practice is, upon receipt of any payment of principal or interest, to immediately credit the accounts of the Participants with such payment in amounts proportionate to their respective holdings in principal amount of beneficial interests in the Global Securities as shown on the records of the Depositary. Payments by Participants and indirect participants to owners of beneficial interests in the Global Securities will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name" and will be the responsibility of the Participants or indirect participants.

    If the Depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will issue Debentures in definitive form in exchange for the Global Securities. In addition, the Company may at any time determine not to have the Debentures represented by Global Securities and, in such event, will issue Debentures in definitive form in exchange for the Global Securities. In either instance, an owner of a beneficial interest in the Global Securities will be entitled to have Debentures equal in principal amount to such beneficial interest registered in its name and will be entitled to physical delivery of such Debentures in definitive form. Debentures so issued in the definitive form will be issued in denominations of $1,000 and integral multiples thereof and will be issued in registered form only, without coupons.

                                  UNDERWRITING

    Subject to the terms and conditions set forth in the Underwriting Agreement and the applicable Pricing Agreement, each dated June 10, 1998, the Company has agreed to sell to each of the Underwriters named below, and each of the Underwriters has severally agreed to purchase, the principal amount of the Debentures set forth opposite its name below:

                                                                                  PRINCIPAL
                                                                                  AMOUNT OF
UNDERWRITER                                                                      DEBENTURES
-----------------------------------------------------------------------------  ---------------
Bear, Stearns & Co. Inc......................................................   $  62,500,000
Chase Securities Inc.........................................................      62,500,000
Goldman, Sachs & Co..........................................................      62,500,000
J.P. Morgan Securities Inc...................................................      62,500,000
                                                                               ---------------
Total........................................................................   $ 250,000,000
                                                                               ---------------
                                                                               ---------------

    Under the terms and conditions of the Underwriting Agreement and the applicable Pricing Agreement, the Underwriters are obligated to take and pay for all of the Debentures if any are taken.

    The Underwriters propose to offer the Debentures in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus Supplement, and in part to certain securities dealers at such price less a concession of 0.500% of the principal amount of the Debentures. The Underwriters may allow, and such dealers may reallow, a concession not in excess of 0.250% of the principal amount of the Debentures to certain brokers and dealers.

    After the Debentures are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Underwriters.

    The Debentures are new issues of securities with no established trading market. The Company has been advised by the Underwriters that they currently intend to make a market in the Debentures, although the Underwriters are not obligated to do so and may discontinue such market making at any time without notice. Accordingly, no assurance can be given as to the liquidity of, or the trading market for, the Debentures.

    In connection with the sale of the Debentures, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Debentures. Specifically, the Underwriters may overallot the offering, creating a syndicate short position. In addition, the Underwriters may bid for, and purchase, the Debentures in the open market to cover syndicate shorts or to stabilize the price of the Debentures. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the Debentures in the offering, if the syndicate repurchases previously distributed Debentures in syndicate covering transactions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Debentures above independent market levels. The Underwriters will not be required to engage in these activities, and may end any of these activities at any time.

    In the ordinary course of their respective businesses, certain of the Underwriters and their affiliates have provided, and may in the future provide, investment banking and commercial banking services to the Company and certain of its affiliates. The Chase Manhattan Bank (formerly The Chase Manhattan Bank (National Association)) is the Trustee under the Indenture, and is an affiliate of Chase Securities Inc., one of the Underwriters.

    The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

PROSPECTUS

                               U.S. $500,000,000

                                 HONEYWELL INC.
                             HONEYWELL FINANCE B.V.
                            HONEYWELL CANADA LIMITED

                                DEBT SECURITIES
                          GUARANTEE OF DEBT SECURITIES

                               ------------------

    Honeywell Inc. (the "Company"), Honeywell Finance B.V. (the "Dutch Issuer") and Honeywell Canada Limited (the "Canadian Issuer") (the Company, the Dutch Issuer and the Canadian Issuer are sometimes referred to individually as an "Issuer" or collectively as the "Issuers"), may offer from time to time debt securities (the "Debt Securities") in one or more series at an aggregate initial offering price not to exceed U.S. $500,000,000, or its equivalent in one or more foreign currencies or composite currencies designated by the Issuer thereof at the time of the offering ("Foreign Currency Securities"), on terms to be determined at the time of sale. A description of material risks relating to Foreign Currency Securities will be set forth in the applicable Prospectus Supplement or Prospectus Supplements. Because the Debt Securities offered hereby are limited as to aggregate initial offering price, an issuance of the Debt Securities by one of the Issuers will correspondingly reduce the amount of Debt Securities available for issuance by the other Issuers. The Issuer or Issuers, specific designation, aggregate principal amount, purchase price, maturity, denominations (which may be in United States dollars, in any other currency or in a composite currency), any interest rate or rates (which may be fixed or variable) and time of payment of any interest, any redemption or extension terms, any terms for sinking fund payments and other specific terms of the Debt Securities will be set forth in one or more supplements to this Prospectus (each a "Prospectus Supplement").

    The Debt Securities may be sold to or through underwriters, dealers or agents for public offering or directly to other purchasers pursuant to the terms of an offering fixed at the time of sale. See "Plan of Distribution." Any underwriters, dealers or agents participating in an offering of Debt Securities will be named in the accompanying Prospectus Supplement or Prospectus Supplements. Such underwriters, dealers or agents may be deemed "underwriters" within the meaning of the Securities Act of 1933.

    The Debt Securities offered by the Dutch Issuer and the Canadian Issuer (the "Guaranteed Debt Securities") will be unconditionally guaranteed by the Company (the "Guarantee"), and the Guarantee will rank on a parity with all unsecured and unsubordinated indebtedness of the Company.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                THIS PROSPECTUS. ANY REPRESENTATION TO THE
                           CONTRARY IS A CRIMINAL OFFENSE.

               The date of this Prospectus is September 10, 1997

    IN CONNECTION WITH THE OFFERING OF THE DEBT SECURITIES, THE UNDERWRITERS MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE DEBT SECURITIES, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH DEBT SECURITIES AND THE IMPOSITION OF PENALTY BIDS IN CONNECTION WITH THE OFFERING OF THE DEBT SECURITIES. SEE "PLAN OF DISTRIBUTION."

                            ------------------------

                             AVAILABLE INFORMATION

    The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). The Dutch Issuer and the Canadian Issuer are not (and will not become as a result of the effectiveness of the Registration Statement of which this Prospectus is a part) subject to the informational requirements of the Exchange Act. Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, 14th Floor, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site (http:/www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Company's Common Stock and Preferred Stock Purchase Rights are listed on the New York Stock Exchange. Reports, proxy statements and other information concerning the Company can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

    The Issuers have filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement, and exhibits thereto, which may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies thereof may be obtained from the Commission at prescribed rates.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents of the Company which have been filed with the Commission are hereby incorporated by reference in this Prospectus:

        (a) Annual Report on Form 10-K for the year ended December 31, 1996;
    and,

        (b) Quarterly Reports on Form 10-Q for the periods ended March 30, 1997 and June 29, 1997.

    All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the date of this Prospectus and prior to the termination of the offering of the Debt Securities shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained herein or in a document all or any portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide without charge to any person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than certain exhibits to such documents). Requests for such copies should be directed to Vice President Investor Relations, Honeywell Inc., P.O. Box 524, Minneapolis, Minnesota 55440, telephone number (612) 951-2122.

    Unless otherwise indicated, currency amounts in this Prospectus and any Prospectus Supplement are stated in United States dollars ("U.S. $," "$" or "dollars").

                                  THE ISSUERS

HONEYWELL INC.

    The Company is an international controls corporation that supplies automation and control systems, components, software, products and services for homes and buildings, industry and space and aviation. The Company's strategy is to develop and supply advanced-technology products, systems and services that conserve energy and protect the environment, improve productivity, enhance comfort and increase safety. The Company's products and services are classified into three primary industry segments: (i) Home and Building Control, (ii) Industrial Control and (iii) Space and Aviation Control.

    The Home and Building Control segment provides building automation, energy management and fire and security systems, as well as thermostats, air cleaners and other environmental control products and services for homes and other buildings. The Company manufactures, markets and installs mechanical, pneumatic, electrical and electronic control products and systems for heating, ventilating and air conditioning homes and commercial, industrial and public buildings. The Company also produces building management systems for commercial buildings, burner and boiler controls, lighting controls, thermostatic radiator valves, pressure regulators for water systems, thermostats, actuators, humidistats, relays, contactors, transformers, air-quality products and gas valves and ignition controls for homes and commercial buildings. Sales of these products are made directly to original equipment manufacturers, including manufacturers of heating and air conditioning equipment, through wholesalers, distributors, dealers, contractors, hardware stores and home care centers, and also through the company's nationwide sales and service organization. Services provided include the following: indoor air-quality services and central-station burglary and fire protection services for homes and commercial buildings; video surveillance, access control and entry management services for commercial buildings; contract maintenance services for mechanical and control systems of commercial buildings; automated operations management for building complexes; and energy management and retrofit services.

    The Company's Industrial Control segment serves the automation and control needs of its worldwide industrial customers by providing a wide variety of products, systems and services designed to help customers improve productivity and meet increasingly stringent environmental and safety requirements. The Industrial Control segment supplies process control systems and associated application software and services to customers in a broad range of markets, which include process industries such as the refining, petrochemical, bulk and fine chemical, pulp-and-paper, electric utility, food and consumer goods, pharmaceutical, metals and transportation industries. Industrial Control has an extensive customer base worldwide, including most of the leading oil refiners, pulp and paper manufacturers and chemical companies. The Company also designs and manufactures process instruments, process controllers, recorders, programmers, programmable controllers, transmitters and other field instruments that may be sold as stand-alone products or integrated into control systems. These products are generally used in indicating, recording and automatically controlling variables in manufacturing processes.

    Under its MICRO SWITCH trademark, the Company manufactures solid-state sensors (including position, pressure, airflow, temperature and current sensors), sensor interface devices, manual controls, explosion-proof switches and precision snap-acting switches, as well as proximity, photoelectric and mercury switches and lighted/unlighted push buttons. These products are used in industrial, commercial and business equipment and in consumer, medical, automotive, aerospace and computer applications.

    Other products include solenoid valves, optoelectronic devices, fiber-optic systems and components, as well as microcircuits, sensors, transducers and high-accuracy, noncontract measurement and detection products for factory automation, quality inspection and robotics applications.

    The Company also furnishes industrial customers with various services, including the following: product and component testing services; instrument maintenance, repair and calibration services; various contract services for industrial control equipment, including third party maintenance for CAD/CAM and other industrial control equipment; and training, customized products for customer applications and a range of other customer support services.

    The Company's Space and Aviation Control segment supplies avionics for the commercial, military and space markets. The Company designs, manufactures, markets and services a variety of sophisticated electronic control systems and components for commercial and business aircraft, military aircraft and spacecraft. Products manufactured for aircraft use include the following: ring laser gyro-based inertial reference systems; navigation and guidance systems; flight control systems; flight management systems; inertial sensors; air data computers; radar altimeters; automatic test equipment; cockpit display systems; and other communication and flight instrumentation. Products and services supplied by the Company have been used in every major U.S. space mission since the mid-1960s. These products and services include guidance systems for launch and re-entry vehicles, flight and engine control systems for manned spacecraft, precision components for strategic missiles and on-board data processing equipment. Other products include spacecraft attitude and positioning systems and precision pointing and isolation systems. The Company's avionics have been purchased by leading aircraft manufacturers for use in aircraft throughout the world, including the Boeing 777, the McDonnell Douglas MD-11 and MD-90, the GulfStream IV and V, the Cessna Citation X and the Bombardier Global Expressjet. In the military and space markets, the Company solutions are found on key platforms, including the F-15 and the F-16 military jets and Space Station Alpha.

    Products and services provided by the Company that are not included in the Company's primary business segments include systems analysis and applied research and development on systems and products, including application software, sensors and advanced electronics. The Company also designs and manufactures integrated circuits and sensors for internal use, government customers and selected external customers. Through its operations in Germany, the Company develops, markets and sells military avionics and electro-optic devices for flight control and nautical systems, including sonar transducers and echo sounders.

    The Company was incorporated under the laws of the State of Delaware in 1927. The Company's principal executive offices are located at Honeywell Plaza, Minneapolis, Minnesota 55408 (telephone (612) 951-1000). Unless the context otherwise requires, the term the "Company" refers to Honeywell Inc. and its subsidiaries.

HONEYWELL FINANCE B.V.

    The Dutch Issuer is a wholly-owned subsidiary of the Company incorporated under the laws of The Netherlands solely for the purpose of raising capital to meet the financing needs of affiliated companies. The Dutch Issuer has no independent operations. The Dutch Issuer's principal executive offices are at 1101 EA, Amsterdam, Z.O.E., The Netherlands, and its telephone number is 31-20-565-6911.

HONEYWELL CANADA LIMITED

    The Canadian Issuer is a wholly-owned subsidiary of the Company incorporated under the laws of Ontario, Canada solely for the purpose of issuing debt securities to raise capital for the purposes described below under "Use of Proceeds." The Canadian Issuer has no independent operations. The Canadian Issuer's principal executive offices are at The Honeywell Center, 155 Gordon Baker Road, North York, Ontario, Canada M2H 3N7, and its telephone number is 416-502-5200.

                                USE OF PROCEEDS

    Unless otherwise specified in the applicable Prospectus Supplement, the net proceeds from the sale of the Debt Securities will be used for general corporate purposes, including working capital, repayment or repurchase of outstanding indebtedness and other securities of the Company and its subsidiaries, possible acquisitions and capital expenditures. Specific allocations of the proceeds to such purposes may not have been made at the date of the applicable Prospectus Supplement, although management of the Company will have determined that funds should be borrowed at that time in anticipation of future funding requirements. The precise amount and timing of the application of such proceeds will depend upon the funding requirements of the Company and its subsidiaries and the availability and cost of other funds. Pending such application, such net proceeds may be temporarily invested in short-term interest-bearing securities.

                      RATIOS OF EARNINGS TO FIXED CHARGES

                                                                                           YEARS ENDED DECEMBER 31,
                                                              SIX MONTHS ENDED    ------------------------------------------
                                                                JUNE 29, 1997       1996       1995       1994       1993
                                                             -------------------  ---------  ---------  ---------  ---------
Ratios of earnings to fixed charges........................            4.30            5.51       4.77       3.96       5.11


                                                               1992
                                                             ---------
Ratios of earnings to fixed charges........................       5.69

    For the purpose of computing the ratios of earnings to fixed charges, earnings consist of income before income taxes, plus fixed charges, plus a proportional share of income or loss before income taxes of 50 percent owned companies, less equity in undistributed earnings of companies owned less than 50 percent. Fixed charges consist of interest on all indebtedness, amortization of debt expense and that portion of rental expense deemed to be representative of interest.

                  DESCRIPTION OF DEBT SECURITIES AND GUARANTEE

    Unless otherwise specified in the applicable Prospectus Supplement, the Debt Securities of the Company will be issued under an Indenture dated as of August 1, 1994 (the "Company Indenture") between the Company and The Chase Manhattan Bank (successor in interest to The Chase Manhattan Bank (National Association)), as Trustee, and the Debt Securities of the Dutch Issuer and the Canadian Issuer will be issued under an Indenture (the "Subsidiary Indenture") between the Company, as Guarantor, the Dutch Issuer, the Canadian Issuer and The Chase Manhattan Bank (successor in interest to The Chase Manhattan Bank (National Association)), as Trustee (the Company Indenture and the Subsidiary Indenture are hereinafter collectively referred to as the "Indentures"). Copies of the forms of Indentures have been filed as exhibits to the Registration Statement of which this Prospectus is a part. The following brief summary of certain provisions of the Indentures does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the applicable Indenture, and is further qualified by any description contained in the applicable Prospectus Supplement or Prospectus Supplements. Certain terms capitalized and not otherwise defined herein are defined in the applicable Indenture. Wherever particular sections or defined terms of an Indenture are referred to, such sections or defined terms are incorporated herein by reference.

    The Debt Securities may be issued from time to time in one or more series. The terms of each series of Debt Securities will be established by or pursuant to a resolution of the Board of Directors of the applicable Issuer and set forth or determined in the manner provided in an Officers' Certificate or by a supplemental indenture. The particular terms of the Debt Securities offered pursuant to any Prospectus

Supplement or Prospectus Supplements will be described in such Prospectus Supplement or Prospectus Supplements.

GENERAL

    Neither of the Indentures limits the aggregate principal amount of Debt Securities which may be issued thereunder nor the amount of other debt which may be issued by any of the Issuers, the Guarantor, or the Company or any of its subsidiaries. The Debt Securities will be unsecured obligations of the applicable Issuer. The Debt Securities issued by the Dutch Issuer and the Canadian Issuer will be fully and unconditionally guaranteed by the Company as to payment of principal and any premium, interest and Additional Amounts (as defined below) (the "Guaranteed Debt Securities"). The Debt Securities will rank on a parity with all other unsecured and unsubordinated indebtedness of the applicable Issuer. The Guarantee will rank on a parity with all other unsecured and unsubordinated indebtedness of the Company.

    Unless otherwise indicated in the applicable Prospectus Supplement or Prospectus Supplements, Debt Securities will be issued only in fully registered form in denominations of U.S. $1,000 or any amount in excess thereof which is an integral multiple of U.S. $1,000. (Section 302 of the applicable Indenture) Debt Securities may be issuable in the form of one or more Global Securities, as described below under "--Global Securities." The Debt Securities (other than those issued in the form of a Global Security) are exchangeable or transferable without charge therefor, but the applicable Issuer may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith and require the holders to furnish appropriate endorsements and transfer documents. (Section 305 of the applicable Indenture)

    Debt Securities may be issued as Original Issue Discount Debt Securities to be sold at a substantial discount below their principal amount. Special federal income tax and other considerations applicable thereto and special federal tax and other considerations applicable to any Debt Securities which are denominated in a currency or currency unit other than United States dollars will be described in the Prospectus Supplement or Prospectus Supplements relating thereto.

    Unless otherwise indicated in the applicable Prospectus Supplement or Prospectus Supplements, the principal of and any premium, interest and Additional Amounts on the Debt Securities will be payable, and the transfer of the Debt Securities will be registrable, at the principal corporate trust office of the Trustee. In addition, unless otherwise provided in the applicable Prospectus Supplement or Prospectus Supplements and except in the case of Global Securities, payment of interest may be made at the option of the applicable Issuer by check mailed to the address of the person entitled thereto as it appears on the Security Register. (Sections 301, 305, 1001 and 1002 of the applicable Indenture)

    The applicable Prospectus Supplement or Prospectus Supplements will describe the terms of the Debt Securities offered thereby, including the following: (1) the Issuer and title of the offered Debt Securities; (2) any limit on the aggregate principal amount of the offered Debt Securities; (3) the Person to whom any interest on the offered Debt Securities will be payable, if other than the Person in whose name it is registered on the regular record date for such interest; (4) the date or dates on which the offered Debt Securities will mature and any rights of extension; (5) the rate or rates at which the offered Debt Securities will bear interest, if any, or the formula pursuant to which such rate or rates shall be determined, the date from which any such interest will accrue and the dates on which any such interest on the offered Debt Securities will be payable and the regular record dates therefor; (6) the place or places where the principal of and any premium, interest and Additional Amounts on the offered Debt Securities will be payable, if other than the corporate trust office of the applicable Trustee; (7) the period or periods within which, the price or prices at which and the terms and conditions upon which the offered Debt Securities may be redeemed, if applicable, at the option of the applicable Issuer or the Guarantor; (8) the obligation, if any, of the applicable Issuer to redeem or purchase the offered Debt Securities pursuant to any sinking fund or analogous provisions or at the option of a Holder thereof and the period or periods within which, the price or prices at which and the terms and conditions upon which Debt Securities shall be redeemed or purchased, in whole or in part, pursuant to such obligation; (9) the denominations in which any offered Debt Securities will be issuable, if other than denominations of U.S. $1,000 or any amount in excess thereof which is an integral multiple of U.S. $1,000; (10) the currency, currencies or currency units for the payment of principal of and any premium, interest and Additional Amounts payable on the offered Debt Securities, if other than United States dollars; (11) any other event or events of default applicable with respect to the offered Debt Securities in addition to or in lieu of those described below under "--Events of Default"; (12) if less than the principal amount thereof, the portion of the principal payable upon acceleration of such Debt Securities following an Event of Default; (13) whether such Debt Securities are to be issued in whole or in part in the form of one or more Global Securities and, if so, the identity of the Depositary for such Global Security or Securities and the circumstances under which any such Global Security may be exchanged for Debt Securities registered in the name of, and any transfer of such Global Security may be registered to, a Person other than such Depositary or its nominee; (14) if principal of or any premium, interest or Additional Amounts on the offered Debt Securities is denominated or payable in a currency, currencies or currency units other than United States dollars, whether and under what terms and conditions the applicable Issuer may defease the offered Debt Securities or certain obligations in respect thereof; (15) in the case of Guaranteed Debt Securities, whether and under what circumstances the applicable Issuer will not pay Additional Amounts on the offered Debt Securities and will not have the option to redeem such Debt Securities rather than pay such Additional Amounts; (16) any other covenants with respect to the offered Debt Securities; and (17) any other terms of the offered Debt Securities not inconsistent with the provisions of the applicable Indenture (Section 301 of the applicable Indenture).

GLOBAL SECURITIES

    The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a Depositary identified in the applicable Prospectus Supplement or Prospectus Supplements. The specific terms of the depositary arrangement with respect to a series of Debt Securities will be described in the applicable Prospectus Supplement or Prospectus Supplements.

GUARANTEE OF DEBT SECURITIES OF DUTCH ISSUER AND CANADIAN ISSUER BY THE COMPANY

    All Debt Securities issued by the Dutch Issuer or the Canadian Issuer will be fully and unconditionally guaranteed pursuant to the Guarantee of the Company of the payment of principal of and any premium, interest and Additional Amounts on such Debt Securities when and as the same shall become due and payable, whether at maturity or otherwise. Under the terms of the Guarantee, holders of the Guaranteed Debt Securities will not be required to exercise their remedies against the applicable Issuer prior to proceeding directly against the Company. (Section 1301 of the Subsidiary Indenture)

PAYMENT OF ADDITIONAL AMOUNTS WITH RESPECT TO GUARANTEED DEBT SECURITIES

    Unless otherwise specified in the applicable Prospectus Supplement or Prospectus Supplements, all amounts of principal of and any premium, and interest, on any Guaranteed Debt Securities will be paid by the applicable Issuer without deduction or withholding for any withholding taxes, levies, imposts and other governmental charges whatsoever imposed by or for the account of the jurisdiction (or any political subdivision or taxing authority thereof or therein) in which the Dutch Issuer or the Canadian Issuer (or the successor thereto) is incorporated or is a resident for tax purposes (the "Issuer Jurisdiction"), or if deduction or withholding of any such taxes, levies, imposts, assessments or other governmental charges shall at any time be required by the Issuer Jurisdiction, the applicable Issuer will, pay as additional interest such additional amounts ("Additional Amounts") as may be necessary in order that the net amounts paid to the holders of such Debt Securities, after such deduction or withholding, shall equal the respective amounts of principal of and any premium, and interest, to which the holders of such Debt Securities are then currently entitled; provided, however, that such "Additional Amounts" shall not include (i) the amount of any such tax, levy, impost, assessment or other governmental charge imposed by the United States or any political subdivision or taxing authority thereof or therein; (ii) the amount of any such tax, levy, impost, assessment or other governmental charge which would not be payable or due but for (A) the existence of any present or former connection between such Holder and the Issuer Jurisdiction, including, without limitation, such Holder being or having been a citizen, national or resident thereof, or being or having been engaged in business or present therein or having or having had a permanent establishment therein, but not including the mere holding or ownership of a debt security, or the collection of principal of and interest on, or the enforcement of, a debt security, or (B) the presentation of the Debt Security for payment more than 30 days after the date on which such payment became due or was provided for, whichever is later; (iii) the amount of any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge or any other tax, levy, impost, assessment or other governmental charge which is payable otherwise than by withholding from payments of (or in respect of) principal of and any premium, or interest, on, the Debt Securities; (iv) the amount of any such tax, levy, impost, assessment or other governmental charge that is imposed or withheld by reason of the failure to comply by the Holder or the beneficial owner of the Debt Security with a request of the applicable Issuer or the Company, as Guarantor, addressed to the Holder (x) to provide information concerning the nationality, residence or identity of the Holder or such beneficial owner or (y) to make any declaration or other similar claim to satisfy any information or reporting requirement, which in the case of (x) or (y), is required or imposed by a statute, treaty, regulation or administrative practice of the Issuer Jurisdiction as a precondition to exemption from all or part of such tax, levy, impost, assessment or other governmental charge; or (v) any combination of items
(i), (ii), (iii) and (iv). (Section 1011 of the Subsidiary Indenture) The Prospectus Supplement will describe any additional circumstances under which Additional Amounts will not be paid with respect to Debt Securities. (Section 1011 of the Subsidiary Indenture)

OPTIONAL TAX REDEMPTION

    Unless otherwise specified in the applicable Prospectus Supplement or Prospectus Supplements, each series of Debt Securities of the Dutch Issuer or the Canadian Issuer may be redeemed at the option of such Issuer, in whole but not in part at any time (except in the case of Debt Securities that have a variable rate of interest, which may be redeemed on any Interest Payment Date) at a Redemption Price equal to the principal amount thereof plus accrued interest to the date fixed for redemption (except in the case of Outstanding Original Issue Discount Debt Securities which may be redeemed at the Redemption Price specified by the terms of such series of Debt Securities) if, (i) the applicable Issuer is or would be required to pay Additional Amounts as a result of any change in or amendment to the laws or any regulations or rulings promulgated thereunder of the Issuer Jurisdiction or any change in the official application or interpretation of such laws, regulations or rulings, or any change in the official application or interpretation of, or any execution of or amendment to, any treaty or treaties affecting taxation to which such Issuer Jurisdiction is a party, which change, execution or amendment becomes effective on or after the date of issuance of such series, or (ii) as a result of any change in the official application or interpretation of, or any execution of or amendment to, any treaty or treaties affecting taxation to which the Issuer Jurisdiction is a party, which change, execution or amendment becomes effective on or after a date on which the Company or any of its subsidiaries (an "Intercompany Debtor") borrows money from the applicable Issuer, the Intercompany Debtor is or would be required to deduct or withhold tax on any payment to the applicable Issuer to enable such Issuer to make any payment of principal, premium, if any, or interest, and the payment of such Additional Amounts in the case of clause (i) or such deductions or withholding, in the case of clause (ii) cannot be avoided by the use of any reasonable measures available to the applicable Issuer, the Company or the Intercompany Debtor. (Section 1108 of Subsidiary Indenture)

    Such optional tax redemption may apply to individual issuances of Debt Securities by the Dutch Issuer or the Canadian Issuer, but under no circumstances may an Issuer redeem only part of an individual issuance.

    The applicable Issuer or the Guarantor, as the case may be, will also pay, or make available for payment, to Holders on the Redemption Date any Additional Amounts resulting from the payment of such Redemption Price.

REDEMPTION

    Reference is made to the applicable Prospectus Supplement or Prospectus Supplements relating to the offered Debt Securities for provisions relating to redemption of such Debt Securities.

RESTRICTIVE COVENANTS

    LIMITATIONS ON SECURED DEBT. Each Indenture provides that the Company will not itself, and will not permit any Restricted Subsidiary (defined below) to, incur, issue, assume or guarantee any notes, bonds, debentures or other similar evidences of indebtedness for money borrowed (herein called "debt"), secured by pledge of, or mortgage or other lien on, any Principal Property (defined below), now owned or hereafter owned by the Company or any Restricted Subsidiary, or any shares of stock or debt of any Restricted Subsidiary (herein called "liens"), without effectively providing that the Debt Securities of each series then Outstanding or the Guarantee thereof (together with, if the Company shall so determine, any other debt of the Company or such Restricted Subsidiary then existing or thereafter created which is not subordinate to the Debt Securities of each series then Outstanding and the Guarantee thereof) shall be secured equally and ratably with (or prior to) such secured debt, so long as such secured debt shall be so secured. The foregoing restrictions do not apply, however, to (a) liens on any Principal Property acquired, constructed or improved by the Company or any Restricted Subsidiary after the date of the applicable Indenture which are created or assumed contemporaneously with, or within 120 days of, such acquisition, construction or improvement, to secure or provide for the payment of all or any part of the cost of such acquisition, construction or improvement; (b) liens on property, shares of capital stock or debt existing at the time of acquisition thereof, whether by merger, consolidation, purchase, lease or otherwise (including liens on property, shares of capital stock or debt of a corporation existing at the time such corporation becomes a Restricted Subsidiary); (c) liens in favor of the Company or any Restricted Subsidiary; (d) liens in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision thereof, or political entity affiliated therewith, or in favor of any other country, or any political subdivision thereof, to secure partial, progress, advance or other payments; (e) certain liens imposed by law, such as mechanics', workmen's, repairmen's, materialmen's, carriers', warehousemen's, vendors' or other similar liens arising in the ordinary course of business; (f) certain pledges or deposits under workmen's compensation or similar legislation or in certain other circumstances; (g) certain liens in connection with legal proceedings, including certain liens arising out of judgments or awards; (h) liens for certain taxes or assessments; (i) certain liens consisting of restrictions on the use of real property which do not interfere materially with the property's use; or (j) any extension, renewal or replacement, as a whole or in part, of any lien referred to in the foregoing clauses (a) to (i), inclusive. (Section 1007 of the applicable Indenture)

    Notwithstanding the restrictions described above, the Company or any Restricted Subsidiary may incur, issue, assume or guarantee debt secured by liens without equally and ratably securing the Debt Securities of each series then Outstanding and the Guarantee thereof, provided, that at the time of such incurrence, issuance, assumption or guarantee, after giving effect thereto and to the retirement of any debt which is concurrently being retired, the aggregate amount of all outstanding debt secured by liens so incurred (other than liens permitted as described in clauses (a) through (j) above) does not at such time exceed 10% of Consolidated Net Tangible Assets (defined below) of the Company. (Section 1007 of the applicable Indenture)

    LIMITATIONS ON SALE AND LEASEBACK TRANSACTIONS. Sale and leaseback transactions by the Company or any Restricted Subsidiary involving a Principal Property are prohibited unless either (a) the Company or such Restricted Subsidiary would be entitled, without equally and ratably securing the Debt Securities of each series then Outstanding or the Guarantee thereof, to incur debt secured by a lien on such property, pursuant to the provisions described in clauses (a) through (j) above under "Limitations on Secured Debt,"; or (b) the Company, within 120 days, applies to the retirement of its Funded Debt (defined below) (subject to credits for certain voluntary retirements of Funded Debt) an amount not less than the greater of (i) the net proceeds of the sale of the Principal Property leased pursuant to such arrangement or (ii) the fair market value of the Principal Property so leased. This restriction will not apply to a sale and leaseback transaction between the Company and a Restricted Subsidiary or between Restricted Subsidiaries or involving the taking back of a lease for a period of less than three years.

    Notwithstanding the restrictions described above, the Company or any Restricted Subsidiary may enter into a Sale and Leaseback Transaction, provided, that at the time of such transaction, after giving effect thereto, the aggregate amount of all Attributable Debt (defined below) in respect of sale and leaseback transactions existing at such time (other than sale and leaseback transactions permitted as described above) does not at such time exceed 10% of Consolidated Net Tangible Assets of the Company. (Section 1008 of the applicable Indenture)

    CERTAIN DEFINITIONS. The term "Attributable Debt" means the total net amount of rent (discounted at the rate of interest implicit in the terms of the lease) required to be paid during the remaining term of any lease. (Section 101 of the applicable Indenture)

    The term "Consolidated Net Tangible Assets" means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (a) all current liabilities (excluding any indebtedness for money borrowed having a maturity of less than 12 months from the date of the most recent consolidated balance sheet of the Company but which by its terms is renewable or extendable beyond 12 months from such date at the option of the borrower) and (b) all goodwill, trade names, patents, unamortized debt discount and expense and any other like intangibles, all as set forth on the most recent consolidated balance sheet of the Company and computed in accordance with generally accepted accounting principles. (Section 101 of the applicable Indenture)

    The term "Funded Debt" means debt which by its terms matures at or is extendible or renewable at the option of the obligor to a date more than 12 months after the date of the creation of such debt. (Section 101 of the applicable Indenture)

    The term "Principal Property" means any manufacturing plant located within the United States of America (other than its territories or possessions) and owned by the Company or any Subsidiary, the gross book value (without deduction of any depreciation reserves) of which on the date as of which the determination is being made exceeds 1% of Consolidated Net Tangible Assets of the Company, except any such plant (i) which is financed by obligations issued by a State or local governmental unit pursuant to Section 142(a)(5), 142(a)(6), 142(a)(8) or 144(a) of the Internal Revenue Code of 1986, or any successor provision thereof, or (ii) which is not of material importance to the business conducted by the Company and its subsidiaries, taken as a whole. (Section 101 of the applicable Indenture)

    The term "Restricted Subsidiary" means any subsidiary of the Company which owns or leases a Principal Property. (Section 101 of the applicable Indenture)

    Other than as described above and except as may be otherwise specified in the applicable Prospectus Supplement, neither of the Indentures contain covenants specifically designed to protect Holders in the event of a highly leveraged transaction involving the Company.

EVENTS OF DEFAULT

    The following events are defined under each Indenture as "Events of Default" with respect to the Debt Securities of any series issued pursuant to such Indenture, unless otherwise provided with respect to such series: (1) failure to pay any interest on any Debt Security of that series when due and payable, continued for 30 days; (2) failure to pay principal of or any premium on any Debt Security of that series when due and payable; (3) failure to deposit any sinking fund payment, when and as due, in respect of any Debt Security of that series; (4) failure to perform any other covenant of the applicable Issuer or, in the case of Guaranteed Debt Securities, the Guarantor, in the applicable Indenture (other than a covenant included in such Indenture solely for the benefit of a series of Debt Securities other than that series), continued for 60 days after written notice as provided in such Indenture; (5) the occurrence of an event of default under any indenture or instrument under which any Issuer, or any Restricted Subsidiary shall have outstanding at least $10,000,000 aggregate principal amount of indebtedness for money borrowed whose maturity has been accelerated and such acceleration has not been annulled within 10 days after written notice as provided in the applicable Indenture; (6) certain events in bankruptcy, insolvency or reorganization involving the applicable Issuer or the Company (if not such Issuer); and (7) any other Event of Default provided with respect to Debt Securities of that series. (Section 501 of the applicable Indenture)

    If an Event of Default with respect to any series of Debt Securities Outstanding under an Indenture occurs and is continuing, then either the applicable Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of that series by notice as provided in such Indenture may declare the principal amount (or, if any of the Debt Securities of that series are Original Issue Discount Debt Securities, such lesser portion of the principal amount of such Debt Securities as may be specified in the terms thereof) of all of the Debt Securities of that series to be due and payable immediately. At any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree for payment of money has been obtained by the applicable Trustee, the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration. (Section 502 of the applicable Indenture)

    Each Indenture provides that, subject to the duty of the applicable Trustee during default to act with the required standard of care, the applicable Trustee will be under no obligation to exercise any of its rights or powers under such Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the applicable Trustee reasonable indemnity. (Sections 601, 603 of the applicable Indenture) Subject to such provisions for the indemnification of the applicable Trustee, the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee, or exercising any trust or power conferred on the applicable Trustee, with respect to the Debt Securities of that series. (Section 512 of the applicable Indenture)

    Each Indenture provides that each of the Issuers and, in the case of Guaranteed Debt Securities, the Company, as Guarantor, is required to furnish to the applicable Trustee annually a statement as to the performance by them of certain of their obligations under the applicable Indenture and as to any default in such performance. (Section 704 of the applicable Indenture)

MODIFICATION AND WAIVER

    Modifications and amendments of each Indenture may be made by the applicable Issuer, the Company, as Guarantor, and the applicable Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Debt Securities of each series affected by such modification or amendment; PROVIDED, HOWEVER, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby, change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security, reduce the principal amount of, or premium or interest on, any Debt Security, or, in the case of Guaranteed Debt Securities, change any obligation of an Issuer or the Guarantor to pay Additional Amounts, reduce the amount of principal of an Original Issue Discount Debt Security due and payable upon acceleration of the Maturity thereof, change the place of payment where or coin or currency in which the principal of, or any premium or interest on, any Debt Security is payable, impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security or Guarantee of such series, reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of the Holders of which is required for modification or amendment of such Indenture or for waiver of compliance with certain provisions of such Indenture or for waiver of certain defaults, modify any of the above provisions or modify or affect in any manner adverse to the interests of the Holders of any the Guaranteed Debt Securities the terms and conditions of the obligations of the Guarantor in respect of the due and punctual payment of the principal thereof, premium, if any, and interest, if any, thereon or any sinking fund payments provided in respect thereof. (Section 902 of the applicable Indenture)

    The Holders of not less than a majority in aggregate principal amount of the Outstanding Debt Securities of each series may, on behalf of the Holders of all Debt Securities of that series, waive, insofar as that series is concerned, compliance by the applicable Issuer, or in the case of Guaranteed Debt Securities, the Guarantor, with certain restrictive provisions of the applicable Indenture. (Section 1010 of the applicable Indenture) The Holders of not less than a majority in aggregate principal amount of the Outstanding Debt Securities of each series may, on behalf of the Holders of all Debt Securities of that series, waive any past default under the applicable Indenture with respect to Debt Securities of that series, except a default (1) in the payment of principal of, or any premium or interest on, any Debt Security of such series, or (2) in respect of a covenant or provision of such Indenture which cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security of such series affected. (Section 513 of the applicable Indenture)

    Each Indenture provides that, in determining whether the Holders of the requisite principal amount of the Outstanding Debt Securities have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of Holders of Debt Securities, (1) the principal amount of an Original Issue Discount Debt Security that will be deemed to be Outstanding will be the amount of the principal thereof that would be due and payable as of the date of such determination upon acceleration of the Maturity thereof to such date, and (2) the principal amount of a Debt Security denominated in a foreign currency or currency unit that will be deemed to be Outstanding will be the United States dollar equivalent, determined as of the date of original issuance of such Debt Security, of the principal amount of such Debt Security (or, in the case of an Original Issue Discount Debt Security, the United States dollar equivalent, determined as of the date of original issuance of such Debt Security, of the amount determined as provided in (1) above). (Section 101 of the applicable Indenture)

CONSOLIDATION, MERGER AND SALE OF ASSETS

    Any of the Issuers or the Company, as Guarantor, without the consent of the Holders of any of the Outstanding Debt Securities under each Indenture, may consolidate or merge with or into, or convey, transfer or lease its properties and assets substantially as an entirety to, in the case of the Company, any Person which is a corporation, partnership or trust organized and validly existing under the laws of the United States, any State thereof or the District of Columbia, and, in the case of the Dutch Issuer or the Canadian Issuer, any corporation, partnership or trust, provided that (1) any successor Person assumes by supplemental indenture the applicable Issuer's obligations on the Debt Securities and in the case of Guaranteed Debt Securities, any successor to the Company assumes the Company's obligations under the Guarantee, (2) after giving effect to the transaction no Event of Default, and no event which, after notice or lapse of time, would become an Event of Default, shall have occurred and be continuing under such Indenture, and (3) in the case of Guaranteed Debt Securities, the Person formed by such consolidation or into which such Issuer is merged or to whom such Issuer has conveyed, transferred or leased its properties or assets substantially as an entirety (if such Person's Issuer Jurisdiction is not within the United States) agrees to indemnify the Holder of each Debt Security against (a) any Additional Amounts imposed on any such Holder as a consequence of such consolidation, merger, conveyance, transfer or lease; and
(b) any costs or expenses of the act of such consolidation, merger, conveyance, transfer or lease. (Section 801 of the applicable Indenture)

    The Company or any of its subsidiaries may, subject to certain restrictions, assume the obligations of any of the Issuers of the Guaranteed Debt Securities without the consent of the Holders of such Debt Securities; PROVIDED that such assumption shall not result in adverse tax consequences to such Holders and the person assuming such obligations shall not be an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

DEFEASANCE PROVISIONS

    DEFEASANCE AND DISCHARGE. Each Indenture provides that, if principal of and any interest on the Debt Securities of any series of any Issuer are denominated and payable in United States dollars, such Issuer and, in the case of Guaranteed Debt Securities, the Company, as Guarantor, will be discharged from any and all obligations in respect of such Debt Securities (except for certain obligations to pay Additional Amounts, to register the transfer or exchange of such Debt Securities, to replace stolen, lost or mutilated Debt Securities, to maintain paying agencies and to hold moneys for payment in trust therefor) upon the deposit with the applicable Trustee, in trust, of money, U.S. Government Obligations (as defined) or a combination thereof, which through the payment of interest and principal thereof in accordance with their terms will provide money in an amount sufficient to pay any installment of principal of (and any premium) and interest on and any mandatory sinking fund payments in respect of such Debt Securities on the Stated Maturity of such payments in accordance with the terms of the applicable Indenture and such Debt Securities. Such discharge may occur more than one year before the stated maturity or earlier redemption date for such Debt Securities only if there has been a change in applicable Federal law or such Issuer or the Company, as Guarantor, has received from, or there has been published by, the United States Internal Revenue Service a ruling to the effect that such a discharge will not be deemed, or result in, a taxable event with respect to holders of the Debt Securities; and such discharge will not be applicable to any Debt Securities then listed on the New York Stock Exchange if the provision would cause such Debt Securities to be de-listed as a result thereof. (Section 403 of the applicable Indenture) The term "U.S. Government Obligations" is defined to mean direct obligations of the United States of America, backed by its full faith and credit. (Section 101 of the applicable Indenture)

    DEFEASANCE OF CERTAIN COVENANTS. Each Issuer and the Company, as Guarantor, may omit to comply with certain restrictive covenants described in Sections 1005 (Maintenance of Properties), 1006 (Payment of Taxes and Other Claims), 1007 (Restriction on Secured Debt) and 1008 (Restriction on Sale and Leaseback Transactions) of the applicable Indenture as to any series of Debt Securities. To exercise such option, such Issuer or the Company must deposit with the applicable Trustee money, U.S. Government Obligations or a combination thereof, which through the payment of interest and principal thereof in accordance with their terms will provide money in an amount sufficient to pay any installment of principal of and any premium, and interest on and any mandatory sinking fund payments in respect of such Debt Securities on the Stated Maturity of such payments in accordance with the terms of such Indenture and such Debt Securities. Such Issuer or the Company will also be required to deliver to the applicable Trustee an opinion of counsel to the effect that the deposit and related covenant defeasance will not cause the holders of such Debt Securities to recognize income, gain or loss for Federal income tax purposes. (Section 1009 of the applicable Indenture)

    DEFEASANCE AND EVENTS OF DEFAULT. In the event an Issuer or the Company exercises its option to omit compliance with certain covenants of the Indenture and the Debt Securities are declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations on deposit with the applicable Trustee will be sufficient to pay amounts due on the Debt

Securities at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Debt Securities at the time of the acceleration resulting from such Event of Default. However, such Issuer or the Company, as Guarantor, shall remain liable for such payments.

REGARDING THE TRUSTEE

    The Chase Manhattan Bank (successor in interest to The Chase Manhattan Bank (National Association)), the Trustee under each of the Indentures, participates in a revolving line of credit and term loan agreement with the Company and provides other banking and advisory services for the Company in the ordinary course of business.

GOVERNING LAW

    The Indentures, the Debt Securities and the Guarantee will be governed by, and construed in accordance with, the laws of the State of New York.

SERVICE OF PROCESS

    The Subsidiary Indenture provides that each of the Dutch Issuer and the Canadian Issuer appoints the Company as its authorized agent for service of process in any legal action or proceeding arising out of or relating to the Subsidiary Indenture, the Guaranteed Debt Securities issued thereunder or the Guarantee relating thereto brought in any federal or state court in the Borough of Manhattan, The City of New York, State of New York and irrevocably submits to the non-exclusive jurisdiction of such courts. (Section 115 of the applicable Indenture)

                              PLAN OF DISTRIBUTION

    Each Issuer may sell the Debt Securities being offered hereby in any of four ways: (i) directly to purchasers, (ii) through agents, (iii) through underwriters and (iv) through dealers. The applicable Prospectus Supplement or Prospectus Supplements will set forth the terms of the offering of the Debt Securities, including the name or names of any agents, underwriters or dealers, the purchase price of the Debt Securities and the proceeds to be received by the applicable Issuer from such sale, any underwriting discounts and other items constituting underwriters' compensation and any discounts and commissions allowed or reallowed or paid to dealers or agents. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers or agents may be changed from time to time.

    In connection with the sale of Debt Securities, underwriters or agents may be deemed to have received compensation from the applicable Issuer in the form of underwriting discounts or commissions. Underwriters may sell Debt Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters. Underwriters, dealers and agents participating in the distribution of Debt Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Debt Securities may be deemed to be underwriting discounts and commissions, under the Securities Act of 1933, as amended. Such underwriters, dealers and agents may be entitled under agreements which may be entered into by the Issuers to indemnification against and contribution toward certain liabilities, including liabilities under the Securities Act of 1933, as amended.

    The Debt Securities may be distributed in one or more transactions from time to time at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Company also may offer and sell the Debt Securities in exchange for one or more of its outstanding issues of debt or convertible debt securities.

    If so indicated in the applicable Prospectus Supplement or Prospectus Supplements, the applicable Issuer will authorize dealers or other persons acting as such Issuer's agents to solicit offers by certain institutions to purchase Debt Securities from such Issuer at the public offering price set forth in the applicable Prospectus Supplement or Prospectus Supplements pursuant to delayed delivery contracts ("Contracts") providing for payment and delivery on the date or dates stated in the applicable Prospectus Supplement or Prospectus Supplements. Each Contract will be for an amount not less than, and the aggregate amount of Debt Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in the applicable Prospectus Supplement or Prospectus Supplements. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but will in all cases be subject to the approval of the applicable Issuer. The obligations of any purchaser under any Contract will not be subject to any conditions except (1) the purchase by an institution of the Debt Securities covered by its Contract shall not at the time of delivery be prohibited under the laws of any jurisdiction to which such institution is subject and (2) if Debt Securities are being sold to underwriters, the applicable Issuer shall have sold to such underwriters the total principal amount of such Debt Securities less the principal amount thereof covered by Contracts.

    In the event that Debt Securities of any series are not listed on a U.S. national securities exchange, any underwriters or agents to or through whom Debt Securities are sold by an Issuer for public offering and sale may make a market in such Debt Securities, but such underwriters and agents will not be obligated to do so and may discontinue any market-making at any time without notice. No assurance can be given as to the liquidity of the trading market for any Debt Securities.

    Certain of the underwriters, dealers and/or agents and their associates may be customers of, engage in transactions with and perform services for the Company, including its subsidiaries, in the ordinary course of business.

    In connection with the offering of the Debt Securities, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Debt Securities during and after the offering. Specifically, the Underwriters may over-allot or otherwise create a short position in the Debt Securities for their own account by selling more Debt Securities than have been sold to them by the Company. The Underwriters may elect to cover any such short position by purchasing Debt Securities in the open market. In addition, the Underwriters may stabilize or maintain the price of the Debt Securities by bidding for or purchasing Debt Securities in the open market and may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if Debt Securities previously distributed in the offering are repurchased in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the Debt Securities at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the Debt Securities to the extent that it discourages resales thereof. No representation is made as to the magnitude or effect of any stabilization or other transactions. Such transactions, if commenced, may be discontinued at any time.

                                    EXPERTS

    The consolidated financial statements and the related financial statement schedule incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1996 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                   VALIDITY OF DEBT SECURITIES AND GUARANTEE

    The validity of the Debt Securities and Guarantee will be passed upon for the Issuers by Edward D. Grayson, Esq., Vice President and General Counsel of the Company, and, unless otherwise indicated in the applicable Prospectus Supplement or Prospectus Supplements, certain matters with respect to the Debt Securities and Guarantee offered by such Prospectus Supplement or Prospectus Supplements will be passed upon for any underwriters or agents by Davis Polk & Wardwell, New York, New York. Certain legal matters related to the Debt Securities governed by the laws of The Netherlands will be passed upon by Nauta Dutilh. Certain legal matters related to the Debt Securities governed by the laws of the province of Ontario, Canada will be passed upon by Baker & McKenzie. Mr. Grayson and Davis Polk & Wardwell will rely upon Nauta Dutilh and Baker & McKenzie as to legal matters governed by the laws of The Netherlands and Canada, respectively.

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    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY
REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES DESCRIBED IN THIS PROSPECTUS SUPPLEMENT OR AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION.

                                ----------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                                            PAGE
                                                                            ----
Use of Proceeds...........................................................   S-2
Ratio of Earnings to Fixed Charges........................................   S-2
Description of Debentures.................................................   S-3
Underwriting..............................................................   S-5

                                   PROSPECTUS

Available Information.....................................................     2
Incorporation of Certain Documents by Reference...........................     2
The Issuers...............................................................     3
Use of Proceeds...........................................................     5
Ratios of Earnings to Fixed Charges.......................................     5
Description of Debt Securities and Guarantee..............................     5
Plan of Distribution......................................................    14
Experts...................................................................    15
Validity of Debt Securities and Guarantee.................................    16

                                  $250,000,000

                                 HONEYWELL INC.

                               6 5/8% DEBENTURES
                               DUE JUNE 15, 2028

                         ------------------------------

                                 PROSPECTUS AND
                             PROSPECTUS SUPPLEMENT

                         ------------------------------

                            BEAR, STEARNS & CO. INC.

                             CHASE SECURITIES INC.

                              GOLDMAN, SACHS & CO.

                               J.P. MORGAN & CO.

                                 JUNE 10, 1998

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